Exhibit 99.1

Media Contact	Schering-Plough
Steve Galpin, Jr.	2000 Galloping Hill Road
+1 908 298 7415	Kenilworth, New Jersey 07033-0530
Investor Contacts	www.schering-plough.com
Alex Kelly
Janet M. Barth
Joe Romanelli
+1 908 298 7436

For Release: IMMEDIATELY
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS FOR SECOND QUARTER OF 2008
Broad-based Performance and Robust Phase III Pipeline
Validate Growth and Diversification Strategy;
OBS Acquisition Already Contributing to Results
KENILWORTH, N.J., July 21, 2008 — Schering-Plough Corporation (NYSE: SGP) today reported financial results for the second quarter of 2008.
      “We are very pleased to see another quarter of strong performance and broad-based growth for our company,” said Fred Hassan, chairman and CEO. “Through the Action Agenda we launched in 2003, we were determined to diversify our company and to build a deep Phase III pipeline. Today, we are succeeding on both fronts. Our Phase III pipeline is now the strongest in our company’s history, and the $16 billion acquisition of Organon BioSciences in November 2007 has already met its accretion target for 2008.” The company had estimated an accretion target of 10 cents per share for the first full year of combined operations when the Organon BioSciences (OBS) acquisition was announced in March 2007.
     He noted that Schering-Plough’s successful geographic diversification strategy has resulted in strong sales growth — and approximately 70 percent of sales in the 2008 second quarter — being generated outside the U.S. Adding business diversity are the Animal Health and Consumer Health Care businesses, which in the quarter represented about 25 percent of sales on a combined GAAP net sales basis. Said Hassan, “The combination of our broad portfolio, robust R&D pipeline and geographic breadth positions us well in this difficult environment.”
     For the 2008 second quarter, Schering-Plough reported net income available to common shareholders of $398 million or 24 cents per common share on a GAAP basis. Earnings per common share for the 2008 second quarter would have been 45 cents on a reconciled basis, which excludes purchase accounting adjustments, special and acquisition-related items, and income from termination of a respiratory joint venture with Merck. For the 2007 second quarter, Schering-Plough
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reported net income available to common shareholders of $517 million or 34 cents per common share on a GAAP basis and 41 cents per common share on a reconciled basis.
     GAAP net sales for the 2008 second quarter totaled $4.9 billion, up 55 percent as compared to the second quarter of 2007. Sales for the quarter benefited from the inclusion of OBS net sales as well as a favorable impact from foreign exchange. Net sales of the global cholesterol joint venture, which include VYTORIN and ZETIA, totaled $1.1 billion in the 2008 second quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted sales for the 2008 second quarter would have been $5.5 billion.
     Regarding second quarter results, Hassan said, “While the overall U.S. prescription market continues to get tougher, we achieved good sales growth internationally, with strong results for REMICADE, NASONEX and TEMODAR.”
     Commenting on REMICADE, he said, “We were proud in 2006 to see this life-changing medicine go past the $1 billion sales mark in our territories — and excited now to see it currently annualizing past the $2 billion mark. As we look at the future of our company, we are counting on our anti-inflammatory agents REMICADE and golimumab to be key assets and contributors to our long-term performance.”
     On the cholesterol franchise, he said, “We remain confident in VYTORIN and ZETIA and the ability of these medicines to help patients get to lower LDL cholesterol goals.” The company noted that VYTORIN has been shown to be the most effective medicine for lowering LDL (“bad”) cholesterol in head-to-head clinical trials versus rosuvastatin, atorvastatin or simvastatin alone, and to get more patients to goal at the usual starting dose and across the dosing range.
     Said Hassan: “As we go forward, we will continue taking decisive actions to strengthen this company and pursue our basic strategy: grow the top line, grow the pipeline, reduce costs and invest wisely.” He expressed confidence about the company’s future, pointing to its robust Phase III research pipeline and long exclusivity periods for key marketed products that offer protection well
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into the next decade. He cited such Phase III compounds as a thrombin receptor antagonist (TRA) for atherothrombosis; boceprevir, a protease inhibitor for hepatitis C; and vicriviroc for HIV.
He also cited such nearer-term opportunities as:

•	Golimumab, a subcutaneous treatment for inflammatory diseases, filed for once-monthly dosing for three arthritic indications in the EU;

•	Sugammadex, an exciting agent that may change the practice of anesthesia, currently under regulatory review in the U.S. (unanimous positive advisory committee recommendation received), EU (positive opinion issued) and Japan; and

•	Asenapine, an agent under review by the U.S. Food and Drug Administration (FDA) for treatment of schizophrenia and acute bipolar disorder.
PRODUCTIVITY TRANSFORMATION PROGRAM (PTP)
Hassan reviewed progress with the Productivity Transformation Program (PTP), which also incorporates the ongoing integration of OBS. PTP was launched in April 2008.
     “Thanks to the hard work of the people of the newly combined Schering-Plough, we are successfully integrating the acquired OBS units while continuing to advance our R&D pipeline and achieve impressive savings via our PTP actions,” said Hassan.
     “PTP is more than just about cutting costs. Our aim is to streamline operations, make optimal use of our resources, and retain the strength and flexibility to capture and invest in new business and pipeline opportunities.”
     PTP is expected to realize savings of about 10 percent or $1.5 billion of the company’s full-year 2007 cost base (including OBS) by the end of 2012, with $1.25 billion in savings targeted to be accomplished by 2010. The $1.5 billion target includes $500 million of previously announced integration synergy targets from the OBS acquisition. The company is on track to achieve these savings targets.
Second Quarter 2008 Results
For the 2008 second quarter, Schering-Plough reported net income available to common shareholders of $398 million or 24 cents per common share on a GAAP basis. Earnings per common share for the 2008 second quarter would have been 45 cents on net income of $731 million on a reconciled basis, which excludes purchase accounting adjustments, special and acquisition-related items, and $64 million of income from termination of a respiratory joint venture
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with Merck. For the 2007 second quarter, Schering-Plough reported net income available to common shareholders of $517 million or 34 cents per common share on a GAAP basis and 41 cents per common share on a reconciled basis.
     GAAP net sales for the 2008 second quarter totaled $4.9 billion, including $1.4 billion as a result of the OBS acquisition. The overall sales increase includes the impact of the OBS net sales and an estimated favorable impact of 7.6 percent from foreign exchange on stand-alone Schering-Plough sales.
     Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled $1.1 billion, a decrease of 9 percent when compared to the second quarter of 2007. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted sales for the 2008 second quarter would have been $5.5 billion.
     Overall, Schering-Plough shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. Schering-Plough records its share of the income from operations in “Equity income,” which totaled $493 million in the 2008 second quarter, as compared to $490 million in the second quarter of 2007. Included in second quarter 2008 GAAP equity income is $64 million of income related to the termination of the respiratory joint venture. Schering-Plough noted that it incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income” and are borne by its overall cost structure. There is a separate co-marketing agreement with Bayer for ZETIA in Japan, where the product was launched in June 2007.
     Sales of Global Pharmaceuticals for the 2008 second quarter totaled $3.7 billion. Included in the second quarter of 2008 are $921 million in net sales related to Organon, the OBS human health business acquired in 2007.
     Sales of REMICADE increased 41 percent to $557 million in the second quarter of 2008 due to continued market growth, expanded use and a favorable impact from foreign exchange. REMICADE is a treatment for inflammatory diseases that Schering-Plough markets in countries outside the United States (except in Japan and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis, plaque psoriasis, Crohn’s disease, pediatric Crohn’s disease and ulcerative colitis.
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     Global sales of NASONEX, an inhaled nasal corticosteroid for allergies, rose 6 percent to $311 million versus the 2007 period, due to increased sales in international markets, partially offset by a decline in U.S. sales.
     Sales of TEMODAR, a treatment for certain types of brain tumors, grew 16 percent to $251 million due to increased demand in most geographic regions.
     Sales of PEGINTRON for hepatitis C decreased 2 percent to $229 million in the 2008 second quarter.
     Sales in the women’s health franchise, including fertility and contraception products, grew to exceed $500 million in the 2008 second quarter. Franchise sales in the 2008 second quarter were led by FOLLISTIM/PUREGON, a fertility treatment, with sales of $162 million, and NUVARING, a contraceptive product, with sales of $116 million. Both products were obtained as part of the OBS acquisition.
     Global sales of CLARINEX, a nonsedating antihistamine, in the second quarter of 2008 were $240 million, down 4 percent as compared to sales of $250 million in the second quarter of 2007, primarily due to lower sales in the U.S.
     International sales of prescription CLARITIN were $111 million in the second quarter of 2008, an 8 percent increase compared to sales of $102 million in the second quarter of 2007 due primarily to foreign exchange.
     Sales of AVELOX, an antibiotic marketed in the U.S., were down 12 percent to $67 million primarily reflecting a weaker respiratory tract infection season.
     Animal Health sales totaled $818 million in the 2008 second quarter. Included in the second quarter of 2008 were net sales of $526 million related to products from the acquired OBS animal health business. Sales benefited from solid growth in all geographic regions, including in Europe where the company recently launched a vaccine for bluetongue disease (Bovilis BTV8). Bluetongue disease is a devastating disease of cattle and sheep caused by a virus which was first identified in Northern Europe in 2006. The newly combined animal health organization also achieved sales growth in products for cattle and poultry. Animal Health sales also benefited from foreign exchange.
     Consumer Health Care sales were $401 million in the 2008 second quarter, up 2 percent versus the 2007 period. The increase was mainly due to higher sales of MIRALAX, launched in February 2007, partially offset by lower sales of OTC CLARITIN, due to the timing of shipments, a less severe allergy season and increased competition.
     Schering-Plough does not record sales of its cholesterol joint venture and incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income” and
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are borne by the overall cost structure of Schering-Plough. As a result, Schering-Plough’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the benefit of the impact of the cholesterol joint venture’s operating results.
     Schering-Plough’s gross margin on a GAAP basis was unfavorably affected by purchase accounting adjustments and as a result was 61.2 percent for the 2008 second quarter as compared to 69.3 percent in the 2007 period. The gross margin percentage excluding purchase accounting adjustments was 68.4 percent in the second quarter of 2008.
     SG&A expenses were $1.9 billion in the second quarter of 2008 versus $1.4 billion in the prior-year period. SG&A in the second quarter of 2008 increased primarily due to the impact of the inclusion of SG&A expenses from OBS and foreign exchange.
     Research and development spending for the 2008 second quarter increased to $906 million compared to $696 million in the second quarter of 2007. Included in R&D spending in the second quarter of 2007 was $60 million related to an upfront payment made for licensing transactions. The increase in R&D expenses was due to the inclusion of OBS expenses, higher spending for clinical trials and related activities, and investments to build greater breadth and capacity to support Schering-Plough’s expanding R&D pipeline.
Recent Developments
The company also offered the following summary of recent significant developments that have previously been announced, including:
•	Announced the purchase by Chairman/CEO Fred Hassan of just over $2 million of Schering-Plough common stock. (Announced April 24)

•	Schering-Plough/Merck Pharmaceuticals announced receipt of a not-approvable letter from the U.S. FDA for a fixed combination of loratadine and montelukast. (Announced April 25)

•	Reported results from an interim analysis of an ongoing Phase II study of boceprevir, an investigational oral hepatitis C protease inhibitor, at the European Association for the Study of the Liver (EASL). (Announced April 26)

•	Presented final results of the IDEAL study, the first large, randomized, clinical study comparing the leading therapies for chronic hepatitis C, at EASL. (Announced April 26)

•	Launched bluetongue vaccine (Bovilis BTV8) in certain European countries. (Announced April 30)
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•	Presented an overview of asenapine clinical trials from the Olympia program at the American Psychiatric Association. (Announced May 8)

•	Announced the initiation of two large Phase III studies of boceprevir in patients chronically infected with genotype 1 HCV. (Announced May 21)

•	Gained positive opinion of sugammadex by the Committee for Medicinal Products for Human Use of the European Medicines Agency. (Announced June 2)

•	Presented data showing that sugammadex reversed moderate rocuronium- and vecuronium-induced muscle relaxation considerably faster than the current standard of care at the European Society of Anesthesiology meeting. (Announced June 2)

•	Schering-Plough/Merck Pharmaceuticals announced termination of its respiratory joint venture. (Announced June 27)

•	Closed transaction with Virbac to divest certain animal health products. (Announced July 2)

•	Announced that corifollitropin alfa, an experimental, sustained follicle stimulant, met its primary endpoints in the Phase III ENGAGE trial. (Announced July 8)

•	Announced publication in The Lancet of Phase III trial results of long-term treatment of stage III melanoma with pegylated interferon alfa-2b. (Announced July 11)

•	Received marketing approval in Japan for NASONEX Nasal Spray for the treatment of allergic rhinitis in adult patients (Announced July 17)
Second Quarter 2008 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 4:45 p.m. (EDT) to review the 2008 second quarter results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID #50992673. A replay of the call will be available beginning later on July 21 through 5 p.m. on July 28. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #50992673. A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting on July 21 through 5 p.m. on Aug. 20.
DISCLOSURE NOTICE: The information in this press release, the comments of Schering-Plough officers during the earnings teleconference/webcast on July 21, 2008, beginning at 4:45 p.m. (EDT), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words
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and terms. In particular, forward-looking statements include statements relating to the company’s plans; its strategies; its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda; business prospects; anticipated growth; timing and level of savings achieved from the Productivity Transformation Program, including the ongoing integration of OBS; prospective products or product approvals; trends in performance; anticipated timing of clinical trials and its impact on R&D spending; anticipated exclusivity periods; actions to enhance clinical, R&D, manufacturing and post-marketing systems; and the potential of products and trending in therapeutic markets, including the cholesterol market. Actual results may vary materially from the company’s forward-looking statements, and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement. A number of risks and uncertainties could cause results to differ materially from forward-looking statements, including, among other uncertainties, market viability of the company’s (and the cholesterol joint venture’s) marketed and pipeline products; market forces; economic factors such as interest rate and exchange rate fluctuations; the outcome of contingencies such as litigation and investigations including litigation and investigations relating to the ENHANCE clinical trial; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the regulatory process (including product approvals, labeling and post-marketing actions); scientific developments relating to marketed products or pipeline projects; and media and societal reaction to such developments. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Item 1A, “Risk Factors” in the company’s first quarter 2008 10-Q.
     Schering-Plough is an innovation-driven, science-centered global health care company. Through its own biopharmaceutical research and collaborations with partners, Schering-Plough creates therapies that help save and improve lives around the world. The company applies its research-and-development platform to human prescription and consumer products as well as to animal health products. Schering-Plough’s vision is to “Earn Trust, Every Day” with the doctors, patients, customers and other stakeholders served by its colleagues around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
U.S. GAAP report for the second quarter ended June 30 (unaudited):
(Amounts in millions, except per share figures)

	Second Quarter		Six Months
	2008	2007	2008	2007

Net sales 1/	$4,921	$3,178	$9,577	$6,153
Cost of sales 2/	1,908	977	4,044	1,913
Selling, general and administrative	1,870	1,358	3,547	2,572
Research and development 3/	906	696	1,786	1,403
Other expense/(income), net 4/	134	(16)	229	(62)
Special and acquisition-related charges 5/	94	11	117	12
Equity income 6/	(493)	(490)	(1,010)	(978)

Income before income taxes	502	642	864	1,293
Income tax expense	66	103	138	190

Net income	$436	$539	$726	$1,103

Preferred stock dividends	38	22	75	43

Net income available to common shareholders	$398	$517	$651	$1,060

Diluted earnings per common share	$0.24	$0.34	$0.40	$0.70

Average shares outstanding — diluted	1,632	1,587	1,635	1,579
The company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income” and are borne by the overall cost structure of Schering-Plough.

1/	Net sales for the three and six months ended June 30, 2008, include sales of $1.4 billion and $2.8 billion, respectively, from Organon BioSciences (OBS) which was acquired on November 19, 2007.

2/	Cost of sales for the three and six months ended June 30, 2008 include purchase accounting adjustments of $354 million and $1.0 billion, respectively, related to the acquisition of OBS.

3/	Research and development for the three and six months ended June 30, 2007 include $60 million and $156 million, respectively, related to upfront R&D payments.

4/	Included in other expense/(income), net for the three and six months ended June 30, 2007 were mark-to-market losses of $35 million and $31 million, respectively, related to a Euro denominated currency option related to the acquisition of OBS.

5/	Special and acquisition-related charges relate to the Productivity Transformation Program (PTP) which also incorporates the ongoing integration of OBS. For the three and six months ended June 30, 2008 these charges were $94 million ($77 million for severance costs and $17 million for integration-related costs) and $117 million, respectively. Special and acquisition-related charges for the three and six months ended June 30, 2007 was $11 million and $12 million, respectively.

6/	Included in Equity income is $64 million of income related to the termination of a respiratory joint venture with Merck.
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SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), Schering-Plough is providing the supplemental financial information below and on the following pages to reflect “As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share. “As Reconciled” amounts exclude the effects of purchase accounting adjustments, special and acquisition-related items and other specified items.
“As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share are non-U.S. GAAP measures used by management in evaluating the performance of Schering-Plough’s overall business. The effects of purchase accounting adjustments, special and acquisition-related items and other specified items have been excluded from Net income available to common shareholders and Diluted earnings per common share as management of Schering-Plough does not consider these charges to be indicative of continuing operating results. Schering-Plough believes that these “As Reconciled” performance measures contribute to a more complete understanding by investors of the overall results of the company and enhances investor understanding of items that impact the comparability of results between fiscal periods. Net income available to common shareholders and Diluted earnings per common share, as reported, are required to be presented under U.S. GAAP.

	Three months ended June 30, 2008
	(unaudited)
		Purchase	Special and Acquisition-	Other
	As	Accounting	Related	Specified	As
	Reported	Adjustments	Items	Items	Reconciled(1)

Net sales	$4,921	$—	$—	$—	$4,921
Cost of sales	1,908	(354)	—	—	1,554
Selling, general and administrative	1,870	(1)	—	—	1,869
Research and development	906	(2)	—	—	904
Other expense/(income), net	134	—	—	—	134
Special and acquisition-related charges	94	—	(94)	—	—
Equity income	(493)	—	—	64	(429)

Income before income taxes	502	357	94	(64)	889
Income tax expense/(benefit)	66	(47)	(7)	—	120

Net income	$436	$310	$87	$(64)	$769

Preferred stock dividends	38	—	—	—	38

Net income available to common shareholders	$398	$310	$87	$(64)	$731

Diluted earnings per common share	$0.24				$0.45

Average shares outstanding-diluted	1,632				1,632

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

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SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

	Three months ended June 30, 2007
	(unaudited)
	As	Purchase Accounting	Special and Acquisition- Related	Other Specified	As
	Reported	Adjustments	Items	Items	Reconciled(1)

Net sales	$3,178	$—	$—	$—	$3,178
Cost of sales	977	—	—	—	977
Selling, general and administrative	1,358	—	—	—	1,358
Research and development	696	—	—	(60)	636
Other expense/(income), net	(16)	—	(35)	—	(51)
Special and acquisition-related charges	11	—	(11)	—	—
Equity income	(490)	—	—	—	(490)

Income before income taxes	642	—	46	60	748
Income tax expense	103	—	—	—	103

Net income	$539	$—	$46	$60	$645

Preferred stock dividends	22	—	—	—	22

Net income available to common shareholders	$517	$—	$46	$60	$623

Diluted earnings per common share	$0.34				$0.41

Average shares outstanding-diluted	1,587				1,587

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

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SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

	Six months ended June 30, 2008
	(unaudited)
	As	Purchase Accounting	Special and Acquisition- Related	Other Specified	As
	Reported	Adjustments	Items	Items	Reconciled(1)

Net sales	$9,577	$—	$—	$—	$9,577
Cost of sales	4,044	(1,042)	—	—	3,002
Selling, general and administrative	3,547	(2)	—	—	3,545
Research and development	1,786	(4)	—	—	1,782
Other expense/(income), net	229	—	—	17	246
Special and acquisition-related charges	117	—	(117)	—	—
Equity income	(1,010)	—	—	64	(946)

Income before income taxes	864	1,048	117	(81)	1,948
Income tax expense/(benefit)	138	(138)	(9)	5	280

Net income	$726	$910	$108	$(76)	$1,668

Preferred stock dividends	75	—	—	—	75

Net income available to common shareholders	$651	$910	$108	$(76)	$1,593

Diluted earnings per common share	$0.40				$0.97

Average shares outstanding-diluted	1,635				1,635

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

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SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

	Six months ended June 30, 2007
	(unaudited)
	As	Purchase Accounting	Special and Acquisition- Related	Other Specified	As
	Reported	Adjustments	Items	Items	Reconciled(1)

Net sales	$6,153	$—	$—	$—	$6,153
Cost of sales	1,913	—	—	—	1,913
Selling, general and administrative	2,572	—	—	—	2,572
Research and development	1,403	—	—	(156)	1,247
Other expense/(income), net	(62)	—	(31)	—	(93)
Special and acquisition-related charges	12	—	(12)	—	—
Equity income	(978)	—	—	—	(978)

Income before income taxes	1,293	—	43	156	1,492
Income tax expense/(benefit)	190	—	—	—	190

Net income	$1,103	$—	$43	$156	$1,302

Preferred stock dividends	43	—	—	—	43

Net income available to common shareholders	$1,060	$—	$43	$156	$1,259

Diluted earnings per common share	$0.70				$0.82

Average shares outstanding-diluted	1,579				1,579

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

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SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions)
“As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share reflect the following adjustments:

	Second Quarter		Six Months
	(unaudited)		(unaudited)
	2008	2007	2008	2007
Purchase accounting adjustments:
Amortization of intangibles in connection with the acquisition of Organon BioSciences (a)	$138	$—	$270	$—
Depreciation related to the fair value adjustment of fixed assets related to the acquisition of Organon BioSciences (b)	8	—	16	—
Charge related to the fair value adjustment to inventory related to the acquisition of Organon BioSciences (a)	211	—	762	—

Total purchase accounting adjustments, pre-tax	357	—	1,048	—
Income tax benefit	47	—	138	—

Total purchase accounting adjustments	$310	$—	$910	$—

Special and acquisition-related items:
Special and integration-related activities (e)	$94	11	$117	$12
Acquisition-related gains on currency-related items (d)	—	$35	—	31

Total special and acquisition-related items, pre-tax	94	46	117	43
Income tax benefit	7	—	9	—

Total special and acquisition-related items	$87	$46	$108	$43

Other specified items:
Income from respiratory JV termination (f)	$(64)	$—	$(64)	$—
(Gain) on sale of manufacturing plant (d)	—	—	(17)	—
Upfront R&D payments (c)	—	60	—	156

Total other specified items, pre-tax	(64)	60	(81)	156
Income tax expense	—	—	(5)	—

Total other specified items	$(64)	$60	$(76)	$156

Total purchase accounting adjustments, special and acquisition-related items and other specified items	$333	$106	$942	$199

(a)	Included in Cost of sales

(b)	Included in Cost of sales, Selling, general and administrative and Research and development

(c)	Included in Research and development

(d)	Included in Other expense/(income), net

(e)	Included in Special and acquisition-related charges

(f)	Included in Equity income
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SCHERING-PLOUGH CORPORATION
Report for the period ended June 30 (unaudited):
GAAP Net Sales by Key Product

(Dollars in millions)	Second Quarter			Six Months
	2008	2007	%	2008	2007	%

HUMAN PRESCRIPTION PHARMACEUTICALS a/	$3,702	$2,520	47%	$7,259	$4,918	48%
REMICADE	557	394	41%	1,064	767	39%
NASONEX	311	295	6%	618	579	7%
TEMODAR	251	216	16%	487	412	18%
CLARINEX / AERIUS	240	250	(4%)	454	455	—
PEGINTRON	229	234	(2%)	454	451	1%
FOLLISTIM/PUREGON c/	162	—	—	308	—	—
NUVARING c/	116	—	—	212	—	—
CLARITIN RX	111	102	8%	239	214	11%
INTEGRILIN	78	78	—	152	163	(7%)
CAELYX	78	65	20%	152	127	20%
REBETOL	70	74	(5%)	130	146	(11%)
ZEMURON c/	67	—	—	130	—	—
AVELOX	67	75	(12%)	209	191	10%
SUBUTEX / SUBOXONE	62	52	18%	115	108	7%
REMERON c/	61	—	—	129	—	—
INTRON A	61	55	10%	116	115	1%
LIVIAL c/	50	—	—	95	—	—
CERAZETTE c/	49	—	—	93	—	—
ASMANEX	48	42	16%	91	85	7%
MERCILON c/	47	—	—	90	—	—
ELOCON	47	43	10%	92	79	16%
IMPLANON c/	44	—	—	82	—	—
MARVELON c/	40	—	—	77	—	—
PROVENTIL / ALBUTEROL CFC	38	61	(37%)	89	114	(22%)
NOXAFIL	38	20	91%	72	36	101%
FORADIL	25	26	(1%)	51	52	(2%)
Other Pharmaceuticals	755	438	72%	1,458	824	77%

ANIMAL HEALTH b/	818	264	210%	1,540	496	211%

CONSUMER HEALTH CARE	401	394	2%	778	739	5%
OTC	181	182	(1%)	389	359	8%
OTC CLARITIN	120	137	(12%)	258	264	(2%)
MiraLAX	28	6	N/M	54	14	N/M
Other OTC	33	39	(16%)	77	81	(5%)
Foot Care	105	102	3%	190	180	5%
Sun Care	115	110	5%	199	200	(1%)

CONSOLIDATED GAAP NET SALES	$4,921	$3,178	55%	$9,577	$6,153	56%

a/	Human Prescription Pharmaceuticals Net sales for the three and six months ended June 30, 2008 include net sales of $921 million and $1.8 billion, respectively, from the human health segment of Organon BioSciences (OBS), which was acquired on November 19, 2007.

b/	Animal Health Net sales for the three and six months ended June 30, 2008 include net sales of $526 million and $980 million, respectively, from the animal health segment of OBS, which was acquired on November 19, 2007.

c/	Products acquired in OBS acquisition on November 19, 2007.

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measures
Adjusted net sales, defined as Net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

	Three months ended June 30,
(Dollars in millions)	(unaudited)
	2008	2007	%

Net sales, as reported a/	$4,921	$3,178	55%
50 percent of cholesterol joint venture net sales b/	566	624	(9%)

Adjusted net sales b/	$5,487	$3,802	44%

	Six months ended June 30,
(Dollars in millions)	(unaudited)
	2008	2007	%

Net sales, as reported a/	$9,577	$6,153	56%
50 percent of cholesterol joint venture net sales b/	1,174	1,199	(2%)

Adjusted net sales b/	$10,751	$7,352	46%

a/	Net sales for the three and six months ended June 30, 2008 include sales from Organon BioSciences (OBS) which was acquired on November 19, 2007.

b/	Total Net sales of the cholesterol joint venture for the three months ended June 30, 2008 and 2007 were $1.1 billion and $1.2 billion, respectively. Total Net sales of the cholesterol joint venture for the six months ended June 30, 2008 and 2007 were $2.3 billion and $2.4 billion, respectively.
NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the Schering-Plough’s overall business. Schering-Plough believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. Schering-Plough provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of Schering-Plough’s “Equity income.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.
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